UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2010

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

Amendment to Executive Employment Agreements for Ronald M. Galla and Candace A. Clark

At its February 23, 2010 and June 8, 2010 meetings, the Kaman Corporation (the “Company”) Board of Directors (the “Board”) approved changes to the existing employment agreements for Ronald M. Galla (Senior Vice President and Chief Information Officer) and Candace A. Clark (Senior Vice President, Chief Legal Officer & Secretary) as a condition to renewal of the agreements, effective January 1, 2011.  The changes (i) eliminate any potential for either Mr. Galla or Ms. Clark to receive excise tax gross-up benefits from the Company in the event that Section 280G of the Internal Revenue Code were to apply to receipt of benefits under the executive employment agreement; and (ii) provide the Company with the ability to approve a retirement date for Mr. Galla or Ms. Clarkthat is at or after attainment of age 62 (which the Committee would intend to approve only when in the best interests of the Company and its shareholders).  These changes will apply to any renewal of existing executive employment agreements for other executive officers, should the Board approve such renewals.

A copy of Amendment No. 1 to Executive Employment Agreement for Mr. Galla and Amendment No. 1 to Executive Employment Agreement for Ms. Clark are attached to this report as Exhibits 10.1 and 10.2 respectively, and are incorporated herein by reference.  The above summary of the amendments does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreements.

Item 9.01                     Financial Statements and Exhibits.

Exhibit 10.1	Amendment No. 1 to Executive Employment Agreement between Ronald M. Galla and Kaman Corporation

Exhibit 10.2	Amendment No. 1 to Executive Employment Agreement between Candace A. Clark and Kaman Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ William C. Denninger
William C. Denninger
Senior Vice President and Chief Financial Officer

Date: December 21, 2010

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit 10.1	Amendment No. 1 to Executive Employment Agreement between Ronald M. Galla and Kaman Corporation

Exhibit 10.2	Amendment No. 1 to Executive Employment Agreement between Candace A. Clark and Kaman Corporation